News Release
AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

[AmerisourceBergen logo appears here]

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS RECORD

REVENUE AND DILUTED EARNINGS PER SHARE

Diluted Earnings Per Share Increase 19 Percent

And Record Operating Revenue Exceeds $12 Billion

VALLEY FORGE, PA, April 26, 2004 — AmerisourceBergen Corporation (NYSE:ABC) today reported record results for its fiscal second quarter ended March 31, 2004. The following results are presented in accordance with generally accepted accounting principles (GAAP).

Fiscal Second Quarter Highlights

•	Record diluted earnings per share of $1.23, including special charges of $0.01, up 19 percent.

•	Record net income of $142.2 million, up 22 percent.

•	Record operating revenue of $12.3 billion, up 10 percent.

Fiscal First Six Months Highlights

•	Record diluted earnings per share of $2.17, including special charges of $0.02, up 16 percent

•	Record net income of $250.6 million, up 20 percent

•	Record operating revenue of $24.6 billion, up 10 percent

“Solid growth and operational focus resulted in another outstanding quarter,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Operating revenue growth continued at a double-digit rate, while, as expected, inventory was lower in the quarter. Our disciplined approach to our business also drove our total operating expenses as a percentage of operating revenue down 43 basis points, and strong working capital management contributed to significantly lower interest expense to deliver excellent earnings per share growth.”

Discussion of Results

Diluted earnings per share for the second quarter of fiscal 2004 were $1.23, a 19 percent increase over the $1.03 in the prior year’s second quarter. Included in these results is a $1.4 million special charge, net of tax, in the second quarter of fiscal 2004 and a $2.4 million special charge, net of tax, in the same period of the previous fiscal year. Both the charges are for facility consolidations and employee severance. The earnings per share impact of these items was a decrease of $0.01 in the second quarter of fiscal 2004 and a decrease of $0.02 in the last fiscal year’s second quarter.

AmerisourceBergen’s operating revenue was $12.3 billion in the second quarter of fiscal 2004 compared to $11.2 billion for the same period last year, a 10 percent increase. Bulk deliveries in the quarter increased 7 percent to $1.0 billion.

For the first six months of fiscal 2004, diluted earnings per share were $2.17, a 16 percent increase over the $1.87 in the same six-month period last year. Special charges related to facility consolidations and employee severance in the first six months of fiscal 2004 and in the same period of fiscal 2003 resulted in a decrease in earnings per share of $0.02 and $0.01, respectively.

Operating revenue in the first six months of fiscal 2004 increased 10 percent to $24.6 billion from $22.3 billion in the same period of the previous fiscal year. Bulk deliveries to customer warehouses were down 7 percent, reflecting the impact of the conversion of bulk business to operating revenue in fiscal 2003.

“All of our business units continued to build momentum in the quarter with an especially strong performance by our Specialty Group as it reached $5 billion in annualized revenue,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer. “During the quarter, we again benefited from our merger integration cost savings and remain confident of delivering, by the end of this fiscal year, the $150 million in annual synergy cost savings we announced at the time of the merger.

“The building of our new distribution center network continues on schedule and on budget. We have announced the final two new distribution centers in Chicago, Illinois, and Bethlehem, Pennsylvania. Our new Sacramento, California, facility is set to open this summer followed by the new Columbus, Ohio, distribution center in the fall. Completion of the six new distribution centers will facilitate additional consolidation and cost savings in the years ahead.”

“In our PharMerica segment, operational discipline and expense reduction drove operating income to a 17% increase and operating margins to a second quarter record,” said Hilzinger.

Segment Review

AmerisourceBergen operates in two segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation and the AmerisourceBergen Specialty, Packaging and Technology groups) and PharMerica (which includes the long term care pharmacy and workers’ compensation fulfillment businesses). Intersegment sales of $210.8 million in the second quarter of fiscal 2004 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue in the second quarter of fiscal 2004 increased to $12.2 billion compared with $11.0 billion in the second quarter of fiscal year 2003, a 10 percent increase.

Pharmaceutical Distribution customer mix in the second quarter of fiscal 2004 was 60 percent institutional and 40 percent retail. Operating revenue from institutional customers, which includes mail order and alternate site facilities, hospitals and specialty pharmaceutical customers, continued to grow significantly faster than operating revenue from retail customers.

AmerisourceBergen Specialty Group continued its excellent performance. The Group continues to build leadership positions in the distribution of products and services to physicians in numerous disease states, including its industry leading position in oncology. The Group also continues to grow its manufacturer services businesses, including reimbursement consulting and physician education.

AmerisourceBergen Packaging Group, which includes product packaging for manufacturers and repackaging for healthcare providers, continued to add capacity and new customers in the quarter. The Company’s Technology Group, which provides patient safety and pharmacy automation solutions to healthcare providers, gained added traction as orders continued to build in the quarter.

For the segment, gross profit as a percentage of operating revenue in the second quarter of fiscal 2004 was 3.80 percent, compared to 4.11 percent in the same period in the prior fiscal year, down 31 basis points. Customer mix, a strong competitive environment, and a reduction in deal and other buying opportunities impacted gross margins.

Total operating expenses as a percentage of operating revenue in the second quarter of fiscal 2004 were 1.89 percent, a 26 basis point improvement over the same quarter last year. The improvement was driven by customer mix, merger integration cost savings and a net reduction in expense accruals primarily from lower employee benefit costs.

Operating income was $232.4 million in the second quarter of fiscal 2004, up 7 percent from $216.5 million for the same quarter last year. For the second quarter of fiscal 2004, operating income as a percentage of operating revenue was 1.91 percent, a 6 basis point decrease from the second quarter of fiscal 2003.

PharMerica

PharMerica’s operating revenue for the second quarter of fiscal 2004 was $392.1 million, compared with $397.1 million in the previous year’s second quarter.

Operating income for the second quarter of fiscal 2004 was $28.2 million, up 17 percent from $24.1 million for the same quarter last year due to continued expense reduction. Operating income as a percentage of operating revenue increased 112 basis points in the quarter ended March 31, 2004 to 7.19 percent from 6.07 percent in the prior year.

Looking Ahead

“Our earnings expectations for fiscal year 2004, which reflect the loss of a major customer next month, remain unchanged,” said Yost. “We expect fiscal 2004 diluted earnings per share, excluding special items, to be in the range of $4.10 per share to $4.20 per share.”

In response to the major customer loss, Yost indicated that AmerisourceBergen has revised its distribution network rebuilding plan and will consolidate five instead of three distribution centers by October 2004. The Company will continue to build six 300,000-square-foot distribution centers. The highly automated new network is on schedule to be completed in fiscal 2007.

About fiscal 2005, Yost said, “Following the anniversary of our customer loss in May 2005, we expect to return to our long-term financial performance goals, which include growing revenues with the market at a double-digit rate and growing diluted earnings per share at 15 percent or more annually, excluding special items.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Standard Time on April 26, 2004. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in:	(888) 428-4480 from inside the U.S., no access code required or (651) 291-5254 from outside the U.S., no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at

http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 3:00 p.m. April 26, 2004 until 11:59 p.m. May 3, 2004. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 722054 (320) 365-3844 from outside the U.S., access code: 722054

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at

http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $47 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2004	% of Operating Revenue	Three Months Ended March 31, 2003	% of Operating Revenue	% Change
Revenue:
Operating revenue	$12,344,654	100.00%	$11,213,959	100.00%	10%
Bulk deliveries to customer warehouses	1,018,919		948,582		7%

Total revenue	13,363,573		12,162,541

Cost of goods sold	12,781,125		11,581,352		10%

Gross profit	582,448	4.72%	581,189	5.18%	0%

Operating expenses:
Distribution, selling and administrative	303,266	2.46%	323,563	2.89%	-6%
Depreciation and amortization	18,618	0.15%	17,069	0.15%	9%
Facility consolidations and employee severance	2,216	0.02%	4,005	0.04%	-45%

Operating income	258,348	2.09%	236,552	2.11%	9%

Equity in (income)/losses of affiliates and other	(3,663)	-0.03%	5,733	0.05%	N/A

Interest expense	30,871	0.25%	38,399	0.34%	-20%

Income before taxes	231,140	1.87%	192,420	1.72%	20%

Income taxes	88,988	0.72%	76,006	0.68%	17%

Net income	$142,152	1.15%	$116,414	1.04%	22%

Earnings per share:
Basic	$1.27		$1.06		20%
Diluted	$1.23		$1.03		19%

Weighted average common shares outstanding:
Basic	111,847		109,438
Diluted	117,946		115,756

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2004	% of Operating Revenue	Six Months Ended March 31, 2003	% of Operating Revenue	% Change
Revenue:
Operating revenue	$24,610,333	100.00%	$22,320,864	100.00%	10%
Bulk deliveries to customer warehouses	2,108,353		2,276,210		-7%

Total revenue	26,718,686		24,597,074

Cost of goods sold	25,609,064		23,494,460		9%

Gross profit	1,109,622	4.51%	1,102,614	4.94%	1%

Operating expenses:
Distribution, selling and administrative	601,593	2.44%	641,245	2.87%	-6%
Depreciation and amortization	35,436	0.14%	34,338	0.15%	3%
Facility consolidations and employee severance	3,769	0.02%	2,624	0.01%	44%

Operating income	468,824	1.90%	424,407	1.90%	10%

Equity in (income)/losses of affiliates and other	(1,076)	0.00%	5,916	0.03%	N/A

Interest expense	62,378	0.25%	72,784	0.33%	-14%

Income before taxes	407,522	1.66%	345,707	1.55%	18%

Income taxes	156,896	0.64%	136,554	0.61%	15%

Net income	$250,626	1.02%	$209,153	0.94%	20%

Earnings per share:
Basic	$2.24		$1.93		16%
Diluted	$2.17		$1.87		16%

Weighted average common shares outstanding:
Basic	111,738		108,101
Diluted	117,948		114,566

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2004	September 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$663,764	$800,036	$225,956
Accounts receivable, net	2,848,634	2,295,437	2,163,665
Merchandise inventories	5,606,439	5,733,837	6,898,825
Prepaid expenses and other	29,403	29,208	16,211

Total current assets	9,148,240	8,858,518	9,304,657

Long-term assets	3,278,818	3,181,607	3,018,982

Total assets	$12,427,058	$12,040,125	$12,323,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,499,671	$5,393,769	$5,782,858
Current portion of long-term debt	71,405	61,430	60,948
Other current liabilities	845,336	800,903	744,518

Total current liabilities	6,416,412	6,256,102	6,588,324

Long-term debt, less current portion	1,683,269	1,722,724	2,000,790

Other liabilities	64,422	55,982	42,571

Stockholders’ equity	4,262,955	4,005,317	3,691,954

Total liabilities and stockholders’ equity	$12,427,058	$12,040,125	$12,323,639

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31, 2004	Six Months Ended March 31, 2003
Operating Activities:
Net income	$250,626	$209,153
Non-cash items	72,796	83,272
Changes in operating assets and liabilities	(301,404)	(907,696)

Net cash provided by (used in) operating activities	22,018	(615,271)

Investing Activities:
Capital expenditures	(85,335)	(35,162)
Cost of acquired companies, net of cash acquired, and other	(45,710)	(32,631)

Net cash used in investing activities	(131,045)	(67,793)

Financing Activities:
Net borrowings under revolving credit and receivables securitization facilities	—	124,000
Net (repayments) borrowings of long-term debt	(30,000)	119,934
Exercise of stock options	8,542	12,666
Cash dividends on common stock	(5,607)	(5,432)
Other	(180)	(5,488)

Net cash (used in) provided by financing activities	(27,245)	245,680

Decrease in cash and cash equivalents	(136,272)	(437,384)

Cash and cash equivalents at beginning of period	800,036	663,340

Cash and cash equivalents at end of period	$663,764	$225,956

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Operating Revenue	2004	2003	% Change
Pharmaceutical Distribution	$12,163,350	$11,009,646	10%
PharMerica	392,078	397,095	-1%
Intersegment eliminations	(210,774)	(192,782)	-9%

Operating revenue	$12,344,654	$11,213,959	10%

	Three Months Ended March 31,
Operating Income	2004	2003	% Change
Pharmaceutical Distribution	$232,383	$216,456	7%
PharMerica	28,181	24,101	17%
Facility consolidations and employee severance	(2,216)	(4,005)	45%

Operating income	$258,348	$236,552	9%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.80%	4.11%
Operating expenses	1.89%	2.15%
Operating income	1.91%	1.97%

PharMerica
Gross profit	30.58%	32.35%
Operating expenses	23.40%	26.28%
Operating income	7.19%	6.07%

AmerisourceBergen Corporation
Gross profit	4.72%	5.18%
Operating expenses	2.63%	3.07%
Operating income	2.09%	2.11%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Operating Revenue	2004	2003	% Change
Pharmaceutical Distribution	$24,253,874	$21,909,216	11%
PharMerica	794,518	799,937	-1%
Intersegment eliminations	(438,059)	(388,289)	-13%

Operating revenue	$24,610,333	$22,320,864	10%

	Six Months Ended March 31,
Operating Income	2004	2003	% Change
Pharmaceutical Distribution	$415,919	$379,391	10%
PharMerica	56,674	47,640	19%
Facility consolidations and employee severance	(3,769)	(2,624)	-44%

Operating income	$468,824	$424,407	10%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.57%	3.85%
Operating expenses	1.85%	2.12%
Operating income	1.71%	1.73%

PharMerica
Gross profit	30.77%	32.26%
Operating expenses	23.64%	26.31%
Operating income	7.13%	5.96%

AmerisourceBergen Corporation
Gross profit	4.51%	4.94%
Operating expenses	2.60%	3.04%
Operating income	1.90%	1.90%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options. Additionally, the diluted earnings per share calculation considers the convertible subordinated notes as if converted and, therefore, the effect of interest expense related to those notes is added back to net income in determining income available to common stockholders.

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net income	$142,152	$116,414	$250,626	$209,153
Interest expense - convertible subordinated notes, net of income taxes	2,530	2,489	5,060	4,978

Income available to common stockholders	$144,682	$118,903	$255,686	$214,131

Weighted average common shares outstanding - basic	111,847	109,438	111,738	108,101
Effect of dilutive securities:
Options to purchase common stock	435	654	546	801
Convertible subordinated notes	5,664	5,664	5,664	5,664

Weighted average common shares outstanding - diluted	117,946	115,756	117,948	114,566

Earnings per share:
Basic	$1.27	$1.06	$2.24	$1.93
Diluted	$1.23	$1.03	$2.17	$1.87